Exhibit B-5

AMENDMENT TO THE THIRTY-FOURTH ASSIGNMENT OF AVAILABILITY AGREEMENT, CONSENT AND AGREEMENT

This Amendment, dated as of December __, 2005, to the Thirty-fourth Assignment of Availability Agreement, Consent and Agreement (hereinafter referred to as "the Assignment"), dated as of September 1, 2002, is made by and among System Energy Resources, Inc. (formerly Middle South Energy, Inc.) (the "Company"), Entergy Arkansas, Inc., formerly Arkansas Power & Light Company ("Entergy Arkansas") (successor in interest to Arkansas Power & Light Company and Arkansas-Missouri Power Company ("Ark-Mo")), Entergy Louisiana, Inc., formerly Louisiana Power & Light Company ("Entergy Louisiana"), Entergy Mississippi, Inc., formerly Mississippi Power & Light Company ("Entergy Mississippi"), and Entergy New Orleans, formerly New Orleans Public Service Inc. ("Entergy New Orleans") (hereinafter Entergy Arkansas, Entergy Louisiana, Entergy Mississippi and Entergy New Orleans are called individually a "System Operating Company" and collectively, the "System Operating Companies"), The Bank of New York (successor to United States Trust Company of New York), as trustee (hereinafter called the "Corporate Trustee"), and Douglas J. MacInnes (successor to Gerard F. Ganey and Malcolm J. Hood), as trustee (hereinafter called the "Individual Trustee") (the Corporate Trustee and the Individual Trustee being hereinafter called the "Trustees").

WHEREAS:

A. The Assignment may be amended, waived, modified, discharged or otherwise changed only by a written instrument that has been signed by all the parties to the Assignment and that does not materially adversely affect the rights of the Trustees or the holders of the Twentieth Series Bonds (as defined in the Assignment).

B. The Assignment provides that the Trustees shall, at the request of the Company, execute any instrument amending, waiving, modifying, discharging or otherwise changing the Assignment (a) as to which the Corporate Trustee shall have received an opinion of counsel to the effect that such instrument has been duly authorized by each person executing the same and is permitted by the provisions of Section 5.1 of the Assignment and that the Assignment, as amended, waived, modified, discharged or otherwise changed by such instrument, constitutes valid, legally binding and enforceable obligations of the Company and each of the System Operating Companies, and (b) that shall have been executed by the Company and each of the System Operating Companies. The Trustees (and each of the Trustees), shall be fully protected in relying upon the aforesaid opinion.

C. The Company and the System Operating Companies, by this instrument, wish to amend the Assignment, as hereunder set forth.

D. All things necessary to make this Amendment the valid, legally binding and enforceable obligation of each of the parties hereto have been done and performed and the execution and performance hereof in all respects have been authorized and approved by all corporate and shareholder action necessary on the part of each thereof.

NOW, THEREFORE, in consideration of the terms and agreements hereinafter set forth, the parties agree with each other as follows:

ARTICLE I.

Amendments

1.1 Amendments.

A. Section 1.5 of the Assignment is hereby amended and modified by adding thereto a definition of "Board of Directors" to read as follows:

"The term "Board of Directors" shall mean the board of directors, the board of managers or the equivalent governing body of an entity, or any committee, corporation, individual or group of individuals duly authorized to act for such entity in respect of matters relating to this Agreement."

B. Section 1.5 of the Assignment is hereby amended and modified by adding thereto definitions of "capital stock" and "common stock" to read as follows:

"The term "capital stock" shall mean the common stock and any preferred stock and any preference stock issued by an entity."

"The terms "Common Stock" and "common stock" shall mean the class of stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests) that has ordinary voting power for the election of directors, managers or trustees (or other persons performing similar functions) of the issuer, as applicable, provided that preference stock and preferred stock, even if it has such ordinary voting power, shall not be considered common stock."

C. Section 1.5 of the Assignment is hereby amended and modified by adding thereto a definition of a "corporation" to read as follows:

"The terms "Corporation" and "corporation" shall mean a corporation, association, company (including, without limitation, limited liability company) or business trust, and references to "corporate" and other derivations of "corporation" herein shall be deemed to include appropriate derivations of such entities."

D. Section 1.5 of the Assignment is hereby amended and modified by adding thereto a definition of a "preference stock" and "preferred stock" to read as follows:

"The terms "Preference Stock," "preference stock," "Preferred Stock" and "preferred stock" shall mean any class of stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests), whether with or without voting rights, that is entitled to dividends or distributions prior to the payment of dividends or distributions with respect to common stock."

E. The Assignment shall be deemed amended and modified to the extent necessary to give effect to the foregoing. Except as amended and modified hereby, the Assignment shall remain in full force and effect.

ARTICLE II.

Severability

2.1 Severability. If any provision or provisions of this Amendment shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

ARTICLE III.

Governing Law

3.1 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

ARTICLE IV.

Succession

4. 1 Succession. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ENTERGY ARKANSAS, INC.
ENTERGY LOUISIANA, INC.
ENTERGY MISSISSIPPI, INC.
ENTERGY NEW ORLEANS, INC.
SYSTEM ENERGY RESOURCES, INC.

By:
Name: Steven C. McNeal
Title: Vice President and Treasurer

THE BANK OF NEW YORK,
as Corporate Trustee

By:
Name:
Title: Vice President

DOUGLAS J. MACINNES,
as Individual Trustee